Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2008

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$21,566,401.82	$12,573,446.86
Capital Sub-Account	$2,514,645.90	$3,954,107.28
Overcollateralization Sub-Account	$942,554.03	$1,317,940.27
Reserve Sub-Account	$713,948.61	$1,533,305.87

REP Deposit Account*	$9,445,410.14

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.